As filed with the Securities and Exchange Commission on September 11, 2007
Registration No. _____________________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DIET COFFEE, INC.
__________________________________________________________________________

(Exact name of registrant as specified in its charter)

Delaware	05-0630427

(State or other jurisdiction	(IRS Employer Identification No.)
of incorporation or organization)

16 East 40th Street, 12th Floor, New York, NY 10016

(Address of Principal Executive Offices) (Zip Code)

2007 Stock Incentive Plan

(Full title of the plan)

David Stocknoff
16 East 40th Street, 12th Floor
New York, NY 10016
______________________
(Name and address of agent for service)

(212) 867-1370

(Telephone number, including area code, of agent for service)

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common stock, $0.001 par value, to be issued pursuant to the 2007 Stock Incentive Plan of Diet Coffee, Inc	21,450,000 shares	$0.042	$900,900	$30

(1)
This Registration Statement shall also cover any additional shares of common stock which become issuable under the Plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the last sale of the Registrant’s common stock on September 6, 2007 as reported in the over-the-counter market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) the Securities Exchange Act of 1934:

1.	Our Registration Statement on Form SB-2 containing our audited financial statements for the fiscal year ended June 30, 2006, as amended.

2.	All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since March 13, 2007.

3.
The description of our common stock, $0.001 par value, contained in our Registration Statement on Form SB-2 filed with the SEC on September 8, 2006, including any amendments or reports filed for the purpose of updating such description.

4.
All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of the securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein as set forth above shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You may request a copy of these filings at no cost by writing or telephoning us at the following address: David Stocknoff, 16 East 40th Street, 12th Floor, New York, NY 10016, (212) 867-1370.

Item 4.	Description of Securities.

Inapplicable.

Item 5.	Interests of Named Experts and Counsel.

Spectrum Law Group, LLP and certain affiliates of Spectrum Law Group, LLP may be issued shares of our common stock pursuant to this offering.

Item 6.	Indemnification of Directors and Officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except as limited by Delaware law. The Company's Bylaws provide that the Company shall indemnify to the full extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

Delaware law

Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation,  partnership, joint  venture,  trust,  or  other  enterprise,  against  expenses  (including attorneys' fees), judgments,  fines, and amounts paid in settlement actually and reasonably  incurred by such person in  connection  with such action, suit, or proceeding  if such  person  acted in good  faith  and in a manner such person reasonably  believed  to be in or not  opposed  to  the  best  interests  of the corporation,  and with  respect to any  criminal  action or  proceeding,  had no reasonable  cause to  believe  that such  person's  conduct  was  unlawful.  The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that such person did not act in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action in any of the capacities set forth above against expenses  (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that such person reasonably believed to be in and not opposed to the best  interests  of the  corporation,  except  that  indemnification  is not permitted in respect of any claim,  issue,  or matter as to which such person is adjudged to be liable to the corporation  unless and only to the extent that the Court of Chancery or the  court  in  which  such  action  or suit was  brought determines upon application  that,  despite the adjudication of liability but in view of all the  circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court deems proper.

Section 145 further provides:

•
that a Delaware  corporation is required to indemnify a director, officer,  employee,  or agent  against  expenses  (including attorneys' fees) actually and reasonably  incurred by such person in connection with any action,  suit, or proceeding or in defense of any claim,  issue,  or matter  therein as to which such person has been successful on the merits or otherwise;

•	that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled;

•
that  indemnification  provided for by Section 145 shall, unless otherwise provided when authorized or ratified,  continue as to a person who has ceased to be a  director,  officer,  employee,  or agent and shall  inure to the  benefit  of such  person's  heirs, executors, and administrators; and

•
that a Delaware  corporation may purchase and maintain  insurance on behalf of its directors or officers against any such liability asserted  against them as directors or officers or arising out of their  status  as  directors  or  officers  whether  or  not  the corporation  would  have the  power  to  indemnify them against liability under Section 145.

A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination is to be made:

•	by the board of directors by a majority vote of a quorum consisting of directors who were not party to such action, suit, or proceeding;

•	if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

•	by the stockholders.

Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934, (collectively, the "Acts") as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Inapplicable.

Item 8.	Exhibits.

Exhibit Number	Description
4.1	2007 Stock Incentive Plan
5.1	Opinion of Spectrum Law Group, LLP re: legality of shares
23.1	Consent of Spectrum Law Group, LLP (filed as Exhibit 5.1 herein)
23.2	Consent of Russell Bedford Stefanou Mirchandai, LLP

Item 9.	Undertakings.

A. The undersigned registrant hereby undertakes to file during any period in which offers or sales of the securities are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed or any material change to such information set forth in the Registration Statement.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

E. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 11, 2007.

DIET COFFEE, INC.

By:	/s/ David Stocknoff
David Stocknoff
President

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signatures	Title	Date

/s/ David Stocknoff	President, Chief Financial Officer and Director	September 11, 2007
David Stocknoff	(Principal Executive, Financial and Accounting Officer)

/s/ David Attarian	Secretary, Director	September 11, 2007
David Attarian